Exhibit 10.1

SEVERANCE AGREEMENT and GENERAL RELEASE

This SEVERANCE AGREEMENT and GENERAL RELEASE (the “Agreement”) is entered into by and between SulphCo, Inc., a Nevada corporation (along with its successors and assigns, the “Company”) and Brian Savino, an individual residing at 458 Jan Kelly Lane, Houston, TX 77024 (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive is employed by the Company pursuant to an Employment Agreement by and between Executive and the Company, dated March 9, 2007 (the “Employment Agreement”); and

WHEREAS, the Parties have agreed that it is in their mutual best interests that Executive resign his employment; and

WHEREAS, the Parties wish to resolve all issues arising from Executive’s employment and resignation of employment from the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound thereby, the Parties agree as follows:

1. This Agreement shall constitute Executive’s letter of resignation, effective March 8, 2008 (the “Termination Date”), from employment, and all positions and offices held, with or on behalf of the Company, and all duties and responsibilities associated with such employment, positions and offices.

2. In addition to paying Executive (a) the portion of Executive’s Base Salary (as defined in Section 2(a) of the Employment Agreement) as has accrued up through the Termination Date which Executive has not yet been paid, (b) an amount equal to the value of Executive’s accrued unused vacation days, and (c) the amount of reasonable business expenses incurred by Executive on behalf of the Company, and submitted to the Company in accordance with the Company’s regular expense reimbursement polices, prior to the Termination Date and not yet reimbursed as of such date, the Company will pay to Executive the following:

(a) $150,000 for the period beginning March 8, 2008, less legally required withholdings and deductions, payable in equal installments in accordance with the Company’s regular payroll periods, beginning with the first regularly scheduled pay period following the conclusion of the 7-day revocation period after execution of this Agreement by Executive (as described in Section 10 hereof), and will cease at the expiration of two (2) months thereafter.

(b) The Parties hereby agree to amend the Notice of Grant of Stock Option by and between Executive and the Company, dated March 9, 2007 (the “Option”), as follows:

(i) 66,666 shares (the “Vested Shares”) will be deemed vested as of the Termination Date, but all other vesting under the Option shall cease as of the Termination Date and the unvested portion of the Option shall immediately expire and be null and void; and

(ii) the Vested Shares will remain exercisable until the third (3rd) anniversary following the Termination Date, at which time the Option will expire to the extent any Vested Shares remain unexercised as of such date.

Except as otherwise modified above, the terms and conditions of the Option shall remain in full force and effect.

(c) A lump sum payment equal to $25,500, less legally required withholdings and deductions, payable within thirty (30) days following the Termination Date.

(d) Upon proper election of continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group health plans, the Company shall pay the applicable COBRA premiums for Executive (and Executive’s eligible dependents) until the earlier of (i) the date Executive first becomes eligible for coverage under a subsequent employer’s applicable group health plan(s), (ii) the date such coverage terminates under applicable law, or (iii) twelve (12) months after the Termination Date.

(e) Executive acknowledges and agrees that he is not entitled to receive the payments or benefits described in subsections (a) through (d) above unless he executes (and does not revoke) this Agreement within the time periods provided in Section 10 hereof.

3. Executive acknowledges that by signing this Agreement and accepting the benefits of it, that he is giving up forever the right to seek any relief from the Company or any person or entity associated with the Company for any event occurring prior to the execution of this Agreement by all Parties. Pursuant to that understanding and as consideration for the payments and benefits set forth in Section 2, subsections (a) through (d), Executive irrevocably and unconditionally releases, remits, acquits, and discharges the Company, its corporate affiliates, partners, and its present and former officers, directors, agents, employees, contractors, successors and assigns (separately and collectively, the “Releasees”), jointly and individually, from any and all claims, known or unknown, which Executive, his heirs, successors or assigns have or may have against the Releasees, and any and all liability which the Releasees may have to him, whether called claims, demands, causes of action, obligations, damages or liabilities arising from any and all basis, however called, including but not limited to claims of breach of contract or discrimination under any federal, state or local law, rule, or regulation. This Release relates to claims arising prior to and during Executive’s employment by the Company and/or in connection with the termination of Executive’s employment with the Company, whether those claims are past or present, whether they arise from common law, contract or statute, whether they arise from labor laws, discrimination laws, or any other law, rule or regulation; provided, however, that this Release does not apply to any employment rights or claims that Executive may have under the Age Discrimination In Employment Act which may arise after this Agreement is executed by all of the Parties. Executive specifically acknowledges that this Release is applicable to any claim under the Age Discrimination in Employment Act, the Civil Rights Act of 1964 and the Americans with Disabilities Act, the Family Medical Leave Act and any similar state law or laws. This Release is for any type of claim Executive may have, including but not limited to any claim under the Employment Agreement, or any claim involving termination, reinstatement, wages, back pay, front pay, severance pay, compensatory damages, punitive damages, damages for pain and suffering, or attorneys’ fees. Executive agrees that he will not be entitled to any benefit from any claim or proceeding filed by Executive or on Executive’s behalf with any municipal, state or federal agency or court.

Executive further agrees that he will not seek future employment with the Company, its partners or corporate affiliates, and if Executive does seek employment, the Company (or such partner or corporate affiliate) will deny such employment and Executive will have no claim whatsoever because of said denial.

4. The Parties acknowledge and agree that the terms and conditions of the Nondisclosure, Noncompetition and Assignment of Developments Agreement by Executive in favor of the Company, dated March 9, 2007 (the “Nondisclosure Agreement”), and all Executive’s obligations and the Company’s rights thereunder, shall remain in full force and effect, except that Section 7 of the Nondisclosure Agreement is hereby amended by (a) deleting the phrase “anywhere in the world” and replacing it with “anywhere in the United States, Canada, Kuwait, Indonesia, United Arab Emirates, Venezuela, and Mexico,” and (b) deleting the last sentence of the Section and replacing it with “For purposes of this Agreement, the ‘Products and Services’ shall be defined to include the development, commercialization and sale of technology for the improvement of API and/or lowering of sulphur, TAN, or nitrogen compounds in processes applicable to any and all hydrocarbons and/or petro-chemicals, but excluding normal refining processes.”

5. The Parties agree that the execution of this Agreement is in compromise and final settlement between the Parties of all disputed matters, whether asserted or not, constitutes full satisfaction of all claims made or which could be made, and does not in any way admit liability or wrongdoing by any entity or individual.

6. The Parties intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective successors and assigns.

7. Executive agrees to keep the substance, terms and existence of this Agreement confidential, except as necessary for the administration or enforcement of this Agreement. The Parties further agree that if Executive breaches this provision of the Agreement and discloses any provision of this Agreement without the express and written authorization of the Company, the Company will immediately cease to make any further payment due under this Agreement. Notwithstanding the foregoing, this provision shall not prohibit or restrict the Company from disclosing the substance, terms and/or existence of the Agreement publicly, whether voluntarily or as may be required by applicable law, regulations or securities exchange rules.

8. This Agreement, together with the other agreements referenced herein, is the complete agreement between the Parties, and there are no written or oral understandings, promises or agreements directly or indirectly related to this Agreement that are not incorporated herein in full, and does not in any way admit liability or wrongdoing by any party. The Parties acknowledge and agree that any provision in the Employment Agreement that is inconsistent with the terms of this Agreement is hereby superseded by this Agreement.

9. Executive acknowledges that he has carefully read this Agreement, that he has been advised prior to execution of this Agreement to seek the advice of an attorney and that this Agreement also advises Executive to seek the advice of an attorney, that he knows and understands the contents of this Agreement, that he has been given adequate time to consider whether to execute the Agreement, that he executes this Agreement knowingly and voluntarily as his own free act and deed, and that this Agreement was freely entered into without fraud, duress or coercion.

10. Executive further acknowledges that Executive was given at least twenty-one (21) days in which to consider whether to execute this Agreement before being required to make a decision. Executive also acknowledges that Executive may revoke the Agreement for a period of seven (7) days from the date that Executive executes this Agreement. To revoke the Agreement, Executive must deliver a written notice stating that he is revoking this Agreement to Larry Ryan, at the Company’s principal offices, within such 7-day period immediately following the date Executive executes the Agreement.

11. This Agreement shall be and remain in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which the Company or Executive now know or believe to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as or constitute a release of the Parties’ respective rights to enforce the terms of this Agreement.

12. The Parties agree that any dispute arising out of the Employment Agreement, the Nondisclosure Agreement and/or this Severance Agreement shall be governed by the laws of the State of Nevada, and any claims or legal actions arising under such agreements shall be commenced and maintained in any federal or state court located in Nevada, and each of the Parties accepts the exclusive jurisdiction of the aforesaid courts.

13. If any provision of this Agreement shall be invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. Moreover, the Parties authorize and request a court of competent jurisdiction to modify any unenforceable or overly broad provision to the least extent possible, while still maintaining as much of the Parties’ original meaning as possible.

14. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, including, without limitation, by operation of Section 409A of the Internal Revenue Code of 1986, as amended, or any successor statute, regulation or guidance thereto.

16. As further consideration, Executive agrees to return to the Company all Company property in his possession, such as any Company-issued credit or other similar card(s), keys, computer programs, files and other such things, upon executing this Agreement. Notwithstanding the foregoing, the Company shall transfer to Executive title to his Company-provided lap top computer, Serial Number W872655QX92, that Executive is currently using; provided, however, prior to such transfer, Executive agrees that the Company shall be permitted to remove and/or delete any and all Company information, documents, files and/or materials, including without limitation, all non-public, proprietary and/or sensitive Company information, as determined in the Company’s sole discretion. The Parties agree that the value of the lap top computer is $1,500. All risk of damage or loss with respect to such lap top computer shall rest with Executive, the computer is transferred to Executive “as is,” with no representations or warranties, express or implied, being made to Executive (including warranties of merchantability or fitness for a particular purpose) and, without limiting the generality of the foregoing in any way, in no event shall the Company be liable for any, consequential, special, punitive or other damages in connection with this computer transfer.

17. Executive agrees, in exchange for the consideration given by the Company in this Agreement, as follows:

(a) Nonsolicitation of Customers. For two years following the signing of this Agreement, Executive shall not directly or indirectly, alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity, call upon, solicit or do business with, either for himself or for any other person or entity, any current or prospective customers or accounts of the Company for the purpose of competing (i.e., by providing the Products and Services, as defined below), whether directly or indirectly, nor shall Executive make known to any other person or entity, either directly or indirectly, the names and addresses of and other pertinent information relating to any such customers or accounts, or any of the Confidential Information (as defined in the Nondisclosure Agreement) relating to any of them.

(b) Noncompetition. For two years following the signing of this Agreement, Executive shall not, anywhere in the United States, Canada, Kuwait, Indonesia, United Arab Emirates, Venezuela, and Mexico, directly or indirectly, alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity, (i) accept employment or establish any other relationship with any business that is in competition, whether directly or indirectly, with the Products and Services being created, developed, manufactured or planning to be manufactured, marketed or planned to be marketed, distributed or planning to be distributed, or sold or planning to be sold by the Company, or (ii) engage in any business or activity that is in competition with the Products and Services. Notwithstanding the forgoing, the record or beneficial ownership by Executive of five (5) percent or less of the outstanding publicly traded capital stock of any entity shall not be deemed, in and of itself, to be in violation of this Section. For purposes of this Agreement, the “Products and Services” shall be defined to include the development, commercialization and sale of technology for the improvement of API and/or lowering of sulphur, TAN, or nitrogen compounds in processes applicable to any and all hydrocarbons and/or petro-chemicals, but excluding normal refining processes.

(c) Nonsolicitation of Employees. For two years following the signing of this Agreement, Executive shall not, in any manner, directly or indirectly, hire or engage, or assist any company or business organization by which Executive is employed or which is directly or indirectly controlled by Executive to hire or engage any person who is or was employed by the Company (or is or was an agent, representative, contractor, project consultant or consultant of the Company) at any time during Executive's employment with the Company or two years thereafter. Furthermore, for two years following the signing of this Agreement, Executive shall not, in any manner, directly or indirectly, solicit, recruit or induce, or assist any company or business organization of which Executive is an employee or which is directly or indirectly controlled by Executive to solicit, recruit or induce, any person who is or was employed by the Company (or is or was an agent, representative, contractor, project consultant or consultant or the Company) at the time of Executive's termination to leave his or her employment, relationship or engagement with the Company.

18. Executive acknowledges that (a) his promises set forth in Section 17 above are in addition to his promises set forth in the Nondisclosure Agreement, and that the consideration given by the Company in this Agreement independently justifies Executive’s promises set forth in Section 17 above; (b) in the event Executive violates Section 17 above, the Company shall be entitled to appropriate injunctive relief to prevent all current and future violations, as well as damages; and (c) in the event Executive violates Section 17 above, Executive shall immediately return to the Company the monetary consideration promised to Executive in this Agreement (and the Company shall be entitled to specific performance to recoup such monetary compensation).

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the dates indicated.

SULPHCO, INC.

Date: March 13, 2008	By: /s/ Larry D. Ryan

Name: Larry D. Ryan

Title: Chief Executive Officer

Date: March 13, 2008	/s/ Brian Savino
BRIAN SAVINO

IF YOU DO NOT WANT TO USE THE 21-DAY REVIEW PERIOD,
PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Brian Savino, acknowledge that I was informed and understand that I have at least 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

/s/ Brian Savino	March 13, 2008
Signature	Date